[Letterhead of Conyers Dill & Pearman]

Exhibit 5.1

13 December 2006

RenaissanceRe Holdings Ltd.

Renaissance House

8–20 East Broadway

Pembroke HM 19 Bermuda

Dear Sirs

RenaissanceRe Holdings Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on Form S-3 (Registration No.333-117318) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 12 July 2004 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), as supplemented by a prospectus supplement dated 12 December 2006 to a prospectus of the Company dated 3 December 2004 (together, such prospectus supplement and prospectus, the “Prospectus”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), each as filed with the Commission relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of, inter alia, an aggregate of 12,000,000 series D preference shares, par value US$1.00 per share of the Company (the “Series D Shares”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the Prospectus. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 12 December 2006, copies of minutes of meetings of the board of directors of the Company held on (i) 20 May 2004 and (ii) 7 and 8 August 2006, respectively, and minutes (including the Certificate of Designation, Preferences and Rights of the Series D Shares attached thereto as Exhibit A) of a meeting of the offerings committee of the board of directors of the Company held on 12 December 2006, each as certified by the Assistant Secretary of the Company on 12 December 2006 (together, the “Minutes”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that upon issue of any shares to be sold by the Company the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Prospectus and the offering of the Series D Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for as contemplated by the Prospectus, the Series D Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Certain Tax Considerations” and “Enforcement of Civil Liabilities under United States Federal Securities Laws” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman

CONYERS DILL & PEARMAN